Exhibit 99.1


                                                   November 7, 2003

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900


             LEUCADIA NATIONAL CORPORATION ANNOUNCES CONSUMMATION OF
                    WILTEL COMMUNICATIONS GROUP, INC. MERGER

Leucadia National Corporation (LUK - NYSE and PCX) announced today the consummation of the merger of WilTel Communications Group, Inc. (WTEL - Nasdaq) with a wholly-owned subsidiary of Leucadia. As a result of the merger, WilTel is now a wholly-owned subsidiary of Leucadia.

In the merger, each outstanding share of WilTel common stock (other than shares owned by Leucadia and shares for which appraisal is sought under applicable provisions of Nevada law) was converted into the right to receive 0.4242 of a Leucadia common share and one Contingent Sale Right. The merger allowed Leucadia to acquire the remaining shares of WilTel common stock that were not tendered into Leucadia's exchange offer. The merger consideration is the same as paid per share of WilTel common stock in the exchange offer. On November 6, 2003, Leucadia accepted for exchange 23,547,423 shares of WilTel common stock that were tendered into the exchange offer and, as a result, Leucadia became the owner of approximately 94.5% of the outstanding shares of WilTel common stock.

Within the next few days, American Stock Transfer & Trust Company will mail to former WilTel stockholders materials to be used for exchanging their old WilTel stock certificates for the merger consideration. Former WilTel stockholders are urged to read these materials in full, as they will contain important information regarding their rights and the merger.

This news release may contain "forward-looking statements" as defined by federal law. Although Leucadia believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Leucadia assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Additional information that could lead to material changes in performance is contained in filings with the SEC made by Leucadia.